FRONTIER FUNDS

Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Such Subsidiary Does Business

Frontier Fund Trading Company I LLC	Delaware	Same

Frontier Fund Trading Company II LLC	Delaware	Same

Frontier Fund Trading Company XV, LLC	Delaware	Same

Frontier Fund Trading Company XXXIV, LLC	Delaware	Same

Frontier Fund Trading Company XXXV, LLC	Delaware	Same

Frontier Fund Trading Company XXXVII, LLC	Delaware	Same

Frontier Fund Trading Company XXXVIII, LLC	Delaware	Same

Frontier Fund Trading Company XXXIX, LLC	Delaware	Same